As filed with the Securities and Exchange Commission on May 16, 1997.   File No. 333-27365
==========================================================================================
                                     UNITED STATES
                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C.  20549

                         ----------------------------------------

                                     FORM S-3A/1
                          POST-EFFECTIVE AMENDMENT NO. 1 TO
                              REGISTRATION STATEMENT
                          UNDER THE SECURITIES ACT OF 1933

                         ----------------------------------------

                                       USANA, INC.
                  (Exact name of registrant as specified in its charter)

Utah                                                             87-0500306
(State or other jurisdiction                          (IRS Employer Identification Number)
of incorporation)

                                  3838 West Parkway Blvd.
                                Salt Lake City, Utah 84120
                                      (801) 954-7100
             (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                           ---------------------------------------

                         Gilbert A. Fuller, Vice President Finance
                                         USANA, INC.
                                  3838 West Parkway Blvd.
                                Salt Lake City, Utah  84120
                                       (801) 954-7100
                 (Name, address, including zip code, and telephone number,
                         including area code, of agent for service)

                           ---------------------------------------

                               Copies of Communications to:

                                  Kevin R. Pinegar, Esq.
                           Durham, Evans, Jones & Pinegar, P.C.
                             50 South Main Street, Suite 850
                                Salt Lake City, Utah  84144
                                      (801) 538-2424

                          ----------------------------------------

     Approximate date of commencement of proposed sale to the public: As soon as possible after the Registration Statement becomes effective.


If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

================================================================================

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL
FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1993 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a) MAY DETERMINE.
================================================================================

PROSPECTUS


       [LOGO - USANA]
                                  USANA, INC.
                              (a Utah corporation)
               --------------------------------------------------
                         100,000 Shares of Common Stock
                                  No Par Value
                   1997 USANA DISTRIBUTOR STOCK PURCHASE PLAN
               --------------------------------------------------

     The 1997 USANA, Inc. Distributor Stock Purchase Plan (the "Plan") described herein offers eligible distributors of USANA, Inc. ("USANA" or the "Company") an opportunity to acquire an ownership interest in the Company. Shares of no par value Common Stock (the "Common Stock") of the Company will be available for purchase by participating distributors ("Participants") through the Plan on the terms described herein. Such shares may be previously issued and outstanding shares of Common Stock purchased in the open market or shares acquired from the Selling Shareholder described below. Shares acquired by the Participants under the Plan, either in the open market or from the Selling Shareholder as hereinafter described are collectively referred to herein as the "Shares."

     100,000 Shares are offered and may be sold hereunder by a Selling Shareholder. See "Selling Security Holder." The Company will not receive any part of the proceeds from the sale of the Shares. The Shares offered by the Selling Shareholder may be purchased initially only by the Plan pursuant to the terms and conditions governing such Plan.

     The Common Stock of the Company is included in the National Association of Securities Dealers Automated Quotation system ("Nasdaq") National Market
System under the symbol "USNA."   The Shares will be offered for resale and
purchased by the Plan at prices approximating the market price as reported by Nasdaq at the time of sale. Open market purchases of the Shares will also be
at prices determined by the market at the time of purchase.   See "Description
of Plan" and "Plan of Distribution," below. On July 9, 1997, the closing price of the Company's Common Stock as quoted by Nasdaq was $14.50 per share. The estimated expenses of the registration of the Shares, including registration fees, accounting and legal fees will be paid by the Company.
The Selling Shareholder will pay all commissions on resale of the Shares and will bear its individual selling expenses. Plan Participants will pay no commissions or fees on the purchase of the Shares under the Plan. THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================

                 Price to Public(1)     Commissions(2)    Proceeds to Company(3)
--------------------------------------------------------------------------------

Per Share        $        14.50         $ -               $    0.00
TOTAL            $ 1,450,000.00         $ -               $    0.00
================================================================================

(1) The price at which Shares will be acquired by the Plan will vary based on the market for such Shares. For purposes of this table, the closing market price of the Company's common stock on July 9, 1997 has been used.

(2) Commissions or other costs of sale of its Shares to the Plan will be the sole responsibility of the Selling Shareholder and may vary. The Company will pay all commissions and fees of the Broker-Dealer, as hereafter defined, relating to purchase of Shares in the open market for the Plan.

(3) None of the proceeds from the sale of the Shares by the Selling Shareholder or Shares acquired in the open market will be received by or are payable to the Company. All proceeds, net of commissions and other expenses payable by the Selling Shareholder in connection with the sale of Shares by the Selling Shareholder will be received by the Selling Shareholder.



                   The date of this Prospectus is July 11, 1997.

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED HEREIN. ANY INFORMATION OR REPRESENTATIONS NOT HEREIN CONTAINED, IF GIVEN OR MADE, MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION WITH RESPECT TO THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATIONS THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES.
                  -------------------------------------------

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and has registered its securities pursuant to Section 12(g) of that Act (Commission File No. 1-11534). In accordance therewith, the Company files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's Regional Offices in New York (Jacob Javits Building, 26 Federal Plaza, New York, New York 10278), Los Angeles (5757 Wilshire Boulevard, Suite 500 East, Los Angeles, California 90036-3648), and Chicago (219 South Dearborn Street, Room 1204, Chicago, Illinois 60604). Copies of such material can be obtained by written request to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, at prescribed rates. The Commission also maintains a website on the world wide web (Internet) at "http://www.sec.gov" where the public may access current and other reports filed electronically with the Commission by the Company.

     The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Plan and the Shares to be offered and sold by the Selling Shareholder hereby. This Prospectus, which is a part of the Registration Statement, does not contain all the information set forth in, or annexed as exhibits to, such Registration Statement, certain portions of which have been omitted pursuant to rules and regulations of the Commission. For further information with respect to the Company and the Shares and the Plan, reference is hereby made to the Registration Statement, including the exhibits thereto. Copies of the Registration Statement, including exhibits, may be obtained from the aforementioned public reference facilities of the Commission upon payment of the prescribed fees, or may be examined without charge at such facilities. Statements contained herein concerning any document filed as an exhibit are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by the Company under the Exchange Act with the Commission are incorporated herein by reference:

      (i) the Company's Annual Report on Form 10-KSB for the fiscal year ended December 28, 1996;

      (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 27, 1997; and

      (iii) the description of the Company's Common Stock contained in the Company's registration statement, effective April 13, 1993, on Form 10 (Commission File No. 0-21116).

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus but prior to the termination of the offerings shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request to such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the document that this Prospectus incorporates by reference). Requests should be directed to Investor Relations Department, USANA, Inc., 3838 West Parkway Blvd., Salt Lake City, Utah 84120, telephone number (801) 954-7100.

                  ------------------------------------------

     Some of the information presented in or in connection with or incorporated by reference in the Prospectus constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. In addition to the factors identified in the section of the prospectus entitled "Risk Factors", factors that could cause actual results to differ from expectations include: (i) increased competitive activity from companies with greater resources and broader distribution channels than the Company; (ii) consolidations and restructurings in the industry causing a decrease in the number of distributors that purchase and sell the Company's products or an increase in the ownership concentration within the industry; (iii) social, political and economic risks to the Company's foreign manufacturing and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States; (iv) foreign currency fluctuations affecting the relative prices at which the Company and foreign competitors sell their products in the same market and the Company's operating and manufacturing costs outside of the United States; and (v) shipment delays, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities which supply raw materials to, or which produce or manufacture products marketed and distributed by, the Company.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the financial statements appearing elsewhere in the Prospectus and/or incorporated herein by reference.

     See "Risk Factors" for reasons an investment in the shares offered hereby involves significant risks.

                                  THE COMPANY

     USANA develops, manufactures, packages and markets its own line of nutritional, antioxidant, weight management and natural skin and hair care products.

     USANA products are distributed through a growing network marketing organization. As of December 28, 1996, USANA had approximately 92,000 independent distributors in all 50 states of the U.S. and Canada.

     The Company commenced its business operations under the direction of Myron Wentz, Ph.D., an internationally-recognized pioneer in the development of human cell-culture technology and disease diagnosis. In 1973, Dr. Wentz founded Gull Laboratories, Inc. ("Gull," shares traded on the American Stock Exchange under the symbol GUL) and developed the first commercially-available test kit for the diagnosis of Epstein-Barr virus infections. Dr. Wentz later directed his talents to the nutritional requirements of the human body and the products that would help improve health and the quality of life. Through analytical testing, Dr. Wentz determined that many nutritional and health supplements were not only nutritionally unbalanced but had incorrect and misleading labels and occasionally contained toxic substances. Dr. Wentz's objective in forming USANA was to develop a line of nutritional products and a new approach to manufacturing that would ensure the highest quality products.

     USANA distributes its products through a network marketing organization. The marketing of products and services through network marketing and other direct selling channels has grown significantly in recent years. The compensation plan developed by the Company for its distributors provides several opportunities for distributors to earn money. Each distributor is required to purchase and sell product in order to earn any compensation. Therefore, a distributor may not simply develop a "downline" sales organization or receive payment based on the recruiting of new distributors. The first method of earning compensation is through retail markup on product sales. Distributors purchase product from the Company and resell the product at retail prices to consumers. The difference between the price paid by the distributor to the Company to purchase the product and the price received from the distributor's customer is profit or compensation to the distributor. The second method of earning money through the distribution of the Company's product is to receive commissions on sales volume generated by the distributor's sales organization or "business center," which can consist of as few as two additional distributors introduced to the Company by the distributor, and by meeting certain personal sales volumes. The third method of earning compensation is by qualifying for the Company's Leadership Bonus Pool. Commissions and Leadership Bonuses are paid to qualifying distributors weekly.

                                 RISK FACTORS

     Prospective Participants in the Plan should carefully consider the following matters, as well as other information set forth in or made a part of this Prospectus.

     The Company and its business are subject to a number of significant risks, among which are the following:

     Reliance Upon Independent Distributor Network. The Company's products are distributed exclusively through an extensive network marketing system of independent distributors who are not employees of the Company. Distributors are independent contractors who purchase products directly from the Company for their own use or for resale at retail prices. Distributors typically work at distributing the Company's products on a part-time basis and may engage in other business activities. The Company has a large number of distributors and a relatively small corporate staff to implement its marketing programs and provide motivational and other support services for distributors. The Company's continued growth and success depend to a significant degree on its ability to retain and motivate its distributors and to attract new distributors by continuing to offer new products of superior quality and new marketing programs. Distributor agreements with the Company may be voluntarily terminated by distributors at any time. There is typically significant turnover in distributors from year to year. The Company's revenue is directly dependent upon the efforts of non-employee, independent distributors and future growth in sales volume will depend in a large part upon an increase in the number of new distributors and/or improved productivity of the Company's distributors. Therefore, attrition in the distributor force, seasonal or other decreases in purchase volume, costs associated with training new distributors and other expenses associated with these problems, may combine to reduce the revenues and profitability of the Company.

     Government Regulatory Scrutiny of Network Marketing. Network marketing systems are frequently subject to laws and regulations directed at ensuring that product sales are made to consumers of the products and that compensation and advancement within a marketing organization are based on the sale of products rather than "investment" in the sponsoring company or from the recruiting of sales personnel. These laws and regulations include the federal securities laws, regulations and statutes administered by the Federal Trade Commission ("FTC") and various state anti-pyramid and business opportunity laws. Similar laws may govern direct sales activities or network marketing in foreign countries. Although the Company believes that it is in compliance with all such laws and regulations, the Company remains subject to the risk that, in one or more of its present or future markets, its marketing system could be found not to be in compliance with applicable laws or regulations. Failure by the Company or its distributors to comply with these laws and regulations could have an adverse material effect on the Company or a distributor in a particular market or in general.

     Distributors' Actions. The Company's distributors are required to sign the Company's Distributor Application and Agreement which requires them to abide by the Company's Policies and Procedures (the "Policies"). Although these Policies prohibit distributors from making claims regarding the products or income potential from the Company's distribution compensation plan, nonetheless, in certain instances distributors may from time to time create promotional materials which do not accurately describe the Company's marketing program or may make statements regarding potential earnings, product claims or other matters not in accordance with the Policies or contrary to applicable laws and regulations concerning these matters. Although the Company has not been sued by regulatory authorities, legal actions against distributors or others affiliated with the Company can lead to increased regulatory scrutiny. In order to assure itself that its Policies and the practices of its independent distributors conform to law and fairly protect the interests of consumers, the Company attempts to carefully monitor against misrepresentations by distributors. There can be no assurance that the Company will be able to completely accomplish this objective. In addition, distributors could make predictive statements about the Company's operations or other unauthorized remarks regarding the Company which the Company may be unable to control. Publicity resulting from such activities of distributors can also make it more difficult for the Company to sponsor and retain distributors or may adversely affect the Company's ability to expand into new markets.

     Competition. The business of distributing and marketing nutritional supplements, vitamins and minerals, personal care items, weight management items, and other nutritional products offered by the Company is highly competitive. Numerous manufacturers, distributors and retailers compete actively for consumers and for distributors. The Company competes directly with other entities that manufacture, market and distribute nutritional and personal care products in each of its product lines. The Company competes with these entities by emphasizing the value and high quality of its products as well as the convenience afforded by its network marketing system. However, many of the Company's competitors are substantially larger than the Company and have greater financial resources and broader name recognition. The market is highly sensitive to the introduction of new products that may rapidly capture a significant share of the market. As a result, the Company's ability to remain competitive depends in part upon the successful introduction of new products. The Company is also subject to significant competition from other marketing organizations for the recruitment of distributors. The Company's ability to remain competitive depends, in significant part, on the Company's success in recruiting and retaining distributors. There can be no assurance that the Company's programs for recruitment and retention of distributors will
be successful.   The Company competes for the time, attention and commitment of its independent distributor force. The pool of individuals interested in the business opportunities presented by direct selling tends to be limited in each market, and it is reduced to the extent other network marketing companies successfully recruit these individuals into their businesses. Although management believes the Company offers an attractive opportunity for distributors, there can be no assurance that other marketing companies will not be able to recruit the Company's existing distributors or deplete the pool of potential distributors in a given market.

     Government Regulation of Products and Manufacturing.   The manufacturing,
processing, formulation, packaging, labeling and advertising of the Company's products are subject to regulation by federal agencies, including the Food and Drug Administration (the "FDA"), the FTC, the Consumer Product Safety Commission, the United States Department of Agriculture, the United States Postal Service and the United States Environmental Protection Agency. These activities are also subject to regulation by various agencies of the countries, provinces, states and localities in which the Company's products are sold. The Dietary Supplement Health and Education Act of 1994 ("DSHEA") defines dietary supplements (which include vitamins, minerals, nutritional supplements and herbs) and provides a regulatory framework to ensure safe, quality dietary supplements, and the dissemination of accurate information about such products. Dietary supplements are currently regulated as foods under the DSHEA and the FDA is generally prohibited from regulating the active ingredients in dietary supplements as food additives or as drugs unless product claims trigger drug status. The DSHEA provides for specific nutritional labeling requirements for dietary supplements. The DSHEA permits substantiated, truthful and non-misleading statements of nutritional support to be made in labeling, such as statements describing general well-being from consumption of a dietary ingredient or the role of a nutrient or dietary ingredient in affecting or maintaining structure or function of the body. In addition, the DSHEA authorizes the FDA to promulgate current Good Manufacturing Practices ("cGMP's") specific to the manufacture of dietary supplements to be modeled after food cGMP's. The Company currently manufactures its dietary supplement products pursuant to food cGMP's. The Company cannot determine what effect currently proposed FDA regulations or changed or amended regulations, when and if promulgated, will have on its business in the future. Such regulations could, among other things, require expanded or different labeling, the recall or discontinuance of certain products, additional record keeping and expanded documentation of the properties of certain products and scientific substantiation of product claims. In addition, the Company cannot predict whether new legislation regulating its activities will be enacted, which new legislation could have a material adverse effect on the Company.

     Product Liability. As a manufacturer and distributor, the Company could be exposed to product liability claims. The Company has not had any such claims to date. Although the Company maintains product liability insurance which it believes to be adequate for its needs, there can be no assurance that the Company will not be subject to claims in the future or that its insurance coverage will be adequate.

     Expansion Into Foreign Markets. The Company has announced its intentions to expand into markets outside North America. However, there can be no assurance that the Company can open markets on a timely basis or that such new markets will prove to be profitable. Significant regulatory and legal barriers must be overcome before marketing can begin in any foreign market. Also, before marketing has commenced, it is difficult to assess the extent to which the Company's products and marketing techniques will be successful in any given country. In addition to significant regulatory barriers, the Company may also expect problems related to entering new markets with different cultural, social and legal systems from those encountered elsewhere. Moreover, expansion of the Company's operations into new markets may require substantial working capital and capital requirements associated with regulatory compliance. There can be no assurance that the Company will be able to obtain necessary permits and approvals or that it will have sufficient capital to finance its expansion efforts in a timely manner.

     Risks Associated With Rapid Growth. Since commencing operations after the spin-off from Gull in 1992, the Company has experienced rapid growth. The management challenges imposed by this growth, include significant growth in the number of employees and distributors, the need for expansion of facilities to accommodate growth, additions and modifications to the Company's product lines, and expansion into new markets. To effectively manage these changes, the Company has hired and may be required to hire additional management and operations personnel and to improve its operational, financial, information and management systems. If the Company is unable to manage growth effectively or to hire and retain qualified personnel, its business and results of operations may be adversely affected. Moreover, the capital expenditures and personnel expenses associated with such growth may adversely affect the Company's results of operations.

     Risks Associated with Material Suppliers. The Company has only short-term contracts with suppliers of raw materials used in its products. Normally, materials used in manufacturing the Company's products are purchased on account or purchase order. The Company has very few long-term agreements for the supply of such materials. There is a risk that any of the Company's suppliers or manufacturers could discontinue selling their products to the Company. Although the Company believes that it could establish alternate sources for most of its supplies, any delay in locating and establishing relationships with other sources could result in product shortages and back orders for products, with a resulting loss of revenues to the Company. For example, in the fourth quarter of 1996, the Company experienced difficulty in obtaining sufficient quantities of Vitamin E Succinate Powder, an ingredient required for the manufacture of several of its products. It is expected that the supplier's shortage will continue during 1997. As a consequence, the Company has been required to alter its product or to substitute a different product from another source. This and similar future product or ingredient shortages may adversely affect the Company's results of operations.

     Control by Principal Shareholder. The Selling Shareholder is the beneficial owner of 3,957,116 shares or approximately 62 percent of the Company's Common Stock. If all of the Shares offered by the Selling Shareholder to the Plan were sold, it would continue to beneficially own approximately 61 percent of the issued and outstanding shares of Common Stock of the Company. There are no cumulative voting rights under the Company's Articles of Incorporation and, therefore, this shareholder possesses the ability to elect all of the directors of the Company, to increase its authorized capital, to dissolve or merge the Company or to sell its assets and generally to exert substantial control over the business and operations of the Company. See, "Selling Security Holder."

     Reliance on Personnel. The Company's success depends to a significant extent upon certain members of senior management, including Dr. Wentz, Dallin Larsen, Jeb McCandless, Gilbert Fuller, David Wentz and Mark Petersen. The Company does not maintain key man life insurance policies on any of these persons and there can be no assurance that such policies will be obtained in the future or that if obtained they can adequately compensate the Company for the loss of such individuals. The Company has no employment contracts with any of these persons. The loss of any senior manager or other key employee could have an adverse effect upon the Company's business, financial condition and operating results.

     Effect of Exchange Rate Fluctuations.   The Company has a Canadian
subsidiary and has commenced efforts to expand its marketing organization into other foreign countries. As a result, exchange rate fluctuations may have a
significant effect on its sales and the Company's gross margins.   Further, if
exchange rates fluctuate dramatically, it may become uneconomical for the Company to establish or continue activities in certain countries.

     Anti-Takeover Protection. The Utah Control Shares Act (the "Control Shares Act") provides that any person or entity that acquires 20 percent or more of the outstanding voting shares of a publicly-held Utah corporation is denied voting rights with respect to the acquired shares, unless a majority of the disinterested shareholders of the corporation elects to restore such voting rights. The provisions of the Control Shares Act may discourage companies or persons interested in acquiring a significant interest in or control of the Company, regardless of whether such acquisition may be in the interest of the Company's shareholders.

     Investment Risks Generally; Volatility of Stock Prices. There is no assurance that an investment in the Company's Common Stock will result in any profit. Investors in the Company's Common Stock risk losing all or substantially all of the value of their investment for a number of reasons, including, but not limited to the risks listed above. In recent years, the stock markets have been volatile and characterized by widely fluctuating prices for equity securities. The Company's securities are not widely held and historically have traded in limited volumes. The price of the Company's shares can fluctuate up or down, even with relatively small numbers of shares being traded.


      DESCRIPTION OF THE 1997 USANA, INC. DISTRIBUTOR STOCK PURCHASE PLAN

     The following is a description of the Plan offered to selected distributors of USANA. The description of the Plan is subject to, and is qualified in its entirety by, the full text of the Plan which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Plan was approved by the Company's Board of Directors on May 28, 1997.

Purpose and Advantages of the Plan.

     The Plan provides participating distributors of USANA (each, a "Participant") an opportunity to acquire a proprietary interest in the Company through the purchase of Common Stock. The purpose of the Plan is to provide an additional incentive to Participants by enabling them to acquire stock ownership in the Company, to attract and retain persons of ability as independent distributors of USANA, and to entice such persons to exert their best efforts on behalf of the Company. The Plan offers Participants an affordable way to invest, through regularly placing small amounts into the Plan and saving on commissions and fees normally associated with such purchases.

     In addition to the savings on commissions, regularly contributing to the Plan, even in small increments, permits a Participant to benefit from dollar cost averaging, minimizing the adverse effects of volatile changes in the price of the Company's Common Stock. As a fixed amount of money is regularly invested over a long period of time, purchases are made at varying prices as the market price for the Common Stock fluctuates. Over time, the average cost paid per share is usually less than if a uniform number of shares of stock were purchased each period.

     There can be no assurance against the loss of a Participant's investment in whole or in part, due to declining market conditions or otherwise. There is no assurance that a Participant's investment in the Plan will result in any profit.

Participation

     Participation in the Plan is entirely voluntary. The Company does not make any recommendation concerning participation in the Plan. Participation is not required as a requisite for becoming or continuing as a distributor of the Company's products. Any distributor of USANA in good standing may participate in the Plan, provided the distributor is regularly purchasing products, completes and submits the official enrollment materials and satisfies certain performance criteria established by the Company as provided in the enrollment materials.

Enrollment in the Plan

     A distributor who is eligible to participate in the Plan may enroll in the Plan by completing and delivering enrollment forms to the Company. Enrollment forms may be obtained at any time upon written request to the Company. Participation in the Plan by an eligible distributor will be effective as of the first day of the calendar month which immediately follows the Company's receipt of such eligible distributor's properly prepared and executed enrollment forms and shall continue until terminated in accordance with the provisions of the Plan.

     Upon enrollment in the Plan, a separate brokerage account ("Account") is established in the name of the Participant with Merrill Lynch, Pierce, Fenner & Smith ("Merrill Lynch" or the "Broker-Dealer"). The relationship between the Participant and Merrill Lynch is governed by a written agreement ("Account Agreement") which contains the terms and conditions governing transactions made in or for the Participant's Account under the Plan or otherwise. Except as provided by the Plan, the relationship between the Participants and Merrill Lynch will be substantially identical to the typical broker/dealer-client relationship. The Company's activities in connection with the Plan will be strictly limited as described herein.

Contributions to the Plan; Accounts

     Contributions to the Plan will be made solely by Participants. The Company will not make any contributions to the Plan. Each Participant whose gross weekly commission (the "Commission Amount") is $200\1 or more may voluntarily elect to have contributions to the Plan deducted automatically from his or her Commission check. Participant's may also make contributions to their Accounts directly. All contributions to the Plan will be subject to the following:

     (A) Each Participant may, in its sole discretion, make direct contributions to the Participant's Account for the purchase of Shares, subject to the terms of the Plan and the Account Agreement. Purchases of Shares for the Account of the Participant will be made by the Broker-Dealer as instructed by the Participant, but consistent with the terms and limitations of the Plan.

     (B) A Participant whose weekly gross Commission Amount is $200 or more may elect to have an amount not less than $20 (U.S. twenty dollars) and not in excess of ten percent (10%) of the Commission Amount, up to a maximum of $500 (U.S. five hundred dollars), withheld by the Company by deduction from the Commission check and contributed to the Participants' Account, in lieu of receiving such amounts of compensation. This election is made by delivering to the Company properly completed and executed forms at the time of enrollment. A Participant may increase or decrease the amount deducted from the Commission check from time to time (within the limitations indicated above) by giving written notice to the Company.

Purchase of Shares

     Purchases of Shares will be made by Merrill Lynch on behalf of each Participant's Account within thirty (30) days of receipt of the funds, or on the next succeeding business day if such day is not a business day (each, a "Stock Purchase Date"). On each Stock Purchase Date, Merrill Lynch shall apply



--------------------
/1 Note, all dollar amounts are in U.S. dollars.

the funds then accumulated in a Participant's Account, together with all other funds of Participants to the purchase on behalf of each Participant's Account of the maximum number of Shares that can be purchased with the accumulated funds. The Shares purchased pursuant to the Plan may be purchased on the open market or from the Selling Shareholder. Any funds remaining in a Participant's Account after the purchase of such maximum number of Shares on any Stock Purchase Date will be retained in the Participant's Account and treated as a part of the accumulation for the next succeeding calendar month.

     The timing of all purchases and the price to be paid for Shares purchased pursuant to the Plan in the open market, will be determined solely by Merrill Lynch. Neither the Company nor the Participants nor the Selling Shareholder will have any control or influence on such purchases. In the case of Shares purchased from the Selling Shareholder, the purchase price will be determined by agreement between the Company and Merrill Lynch, based primarily on market prices as reported by the Nasdaq National Stock Market.

Costs and Expenses

     Participants in the Plan will not be obligated to pay any brokerage commissions or service charges with respect to the purchase of Shares under the Plan. The Company will pay such expenses, although the Selling Shareholder will pay such expenses in connection with sales of its Shares under the Plan. Participants are solely responsible for payment of any commissions, fees, administrative costs, taxes or other expenses with respect to the sale, transfer or other disposition of Shares from the Participants' Accounts.

Voting of Shares; Dividends

     Each Participant is entitled to direct the exercise of any voting rights attributable to Shares held in the Participant's Account under the Plan. Each Participant will be sent proxy materials with respect to each meeting of the Company's shareholders. If a Participant does not direct the exercise of such voting rights with respect to any particular occasion for the exercise thereof, such voting rights will not be exercised with respect to such occasion.

     Each Participant is entitled to receive dividends, if declared, and to all other rights as a shareholder of the Company with respect to Shares held in the Participant's Account under the Plan.

Administration

     The Plan will be administered by the Executive Committee of the Board of Directors ("Committee") of the Company, comprising Dr. Wentz, David Wentz and Ronald Poelman. The Committee has appointed Merrill Lynch as the Broker-Dealer to service the Plan. Merrill Lynch's duties will include establishing and maintaining separate Accounts for Participants, purchasing Shares on behalf of Participants' Accounts, maintaining records of each Participant's Account and furnishing to Participants reports under the Plan. The Committee will direct Merrill Lynch with regard to its duties under the Plan by means of a written Servicing Agreement. Participants will receive quarterly statements of the activity and market value of their Accounts from Merrill Lynch.

Delivery of Shares; Sales by Participants

     Shares are held in each Account in the name of Merrill Lynch or its nominee, unless a Participant otherwise directs. A Participant may at any time have a stock certificate delivered to the Participant by notifying Merrill Lynch in writing and upon payment of any certificate fee or other nominal charges associated with the issuance of such certificate. Merrill Lynch will also hold USANA stock certificates in safe keeping for Participants, without charging a fee for such service.

     A Participant may direct Merrill Lynch to sell Shares in the Participant's Account at any time. Participants are solely responsible for the payment of any taxes, commissions, administrative expense, transaction or other fees incurred in connection with or relating to such sales.

Recapitalizations

     If at any time while the Plan is in effect, there shall be any increase or decrease in the number of issued and outstanding shares of Common Stock of the Company through the declaration of a stock dividend or through any recapitalization resulting in a stock split, combination or exchange of shares of Common Stock, then and in such event appropriate adjustments will be made in the maximum number of shares of Common Stock that may be purchased under the Plan, so that the same percentage of the Company's issued and outstanding shares of Common Stock will continue to be available for purchase under the Plan.

Withdrawals and Termination

     A Participant may withdraw from the Plan at any time by delivering to the Company properly prepared and executed Termination Forms. Termination Forms may be obtained at any time upon written request to the Company. A Participant's participation in the Plan will immediately terminate if and when
(i) the Participant ceases to be eligible to participate in the Plan or (ii) the Participant has made no contributions to the Plan for a continuous period of twelve months.

     Upon withdrawal or termination of participation (other than by reason of the Participant's death), any funds contributed by the Participant that remain in the Participant's Account will be paid to the Participant in accordance with such administrative rules and procedures as are established by the Committee, without payment of interest thereon, and any Shares held in the Participant's Account will be delivered to the Participant. Upon the death of a Participant, any funds that remain in the Participant's Account and any Shares held in the Participant's Account will be distributed to the Participant's designated beneficiary. A Participant who withdraws or whose participation is terminated, may elect to convert the Account to an ordinary brokerage account with Merrill Lynch following termination or withdrawal. Conversion is subject to approval by Merrill Lynch and compliance with its policies and procedures governing such accounts.

     A Participant whose participation in the Plan is terminated may, any time after six (6) months following such termination, elect to again participate in the Plan as long as the Participant continues to be eligible.

Non-Transferability

     No Participant may transfer, sell, assign or otherwise dispose of any rights to participate in the Plan or any rights under the Plan, including such Participant's interest in any Account, to any other person. Any attempt by a Participant to assign, alienate, create a security interest in or otherwise encumber any of such Participant's interest under the Plan will be void.

Term, Modification and Termination of Plan

     The Plan became effective on June 4, 1997 and will continue in effect until May 31, 2007, unless earlier terminated by the Company. The Committee may at any time and from time to time amend, modify, suspend or terminate the Plan. No Shares may be purchased pursuant to the Plan subsequent to its termination.

                             SELLING SECURITY HOLDER

     Certain Shares offered to the Plan pursuant to this Prospectus are held by Gull Holdings, Ltd., an Isle of Man company (the "Selling Shareholder") and will be held for resale to the Plan by the Selling Shareholder. As of the date of this Prospectus, there are 6,353,119 shares of Common Stock of the Company issued and outstanding. A total of 100,000 Shares have been registered and may be offered to the Plan by the Selling Shareholder on a delayed or continuous basis. Prior to the sale of any of the Shares, the Selling Shareholder owns 3,957,116 shares of Common Stock, or approximately 62
percent of the issued and outstanding Common Stock of the Company.   Sales of
Shares to the Plan by the Selling Shareholder will result in a corresponding decrease in the Selling Shareholder's percentage ownership of the Company's Common Stock. If all of the Selling Shareholder's Shares offered to the Plan hereunder are purchased, the Selling Shareholder will then own 3,857,116 shares of Common Stock, or approximately 61 percent of the total issued and outstanding shares of Common Stock of the Company. The Shares were originally issued to the sole shareholder of the Selling Shareholder at the time the
Company was spun off from Gull.   The sole shareholder of the Selling
Shareholder, Dr. Wentz, is the Chairman and Chief Executive Officer of the Company.

                              PLAN OF DISTRIBUTION

     The Shares may be sold by and for the account of the Selling Shareholder
as discussed below.   At such time as the Registration Statement of which this
Prospectus forms a part has been declared effective by the Securities and Exchange Commission and thereafter so long as the Registration Statement shall continue effective, the Selling Shareholder may offer and sell the Shares to the Plan. Merrill Lynch will determine the time and all other terms for the purchase of the Shares through the Plan.

     Under the Exchange Act and the regulations thereunder, persons engaged in a distribution of the Shares offered hereby may not simultaneously engage in market making activities with respect to the common stock of the Company during the applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of Common Stock of the Company by the Selling Shareholder. The Selling Shareholder and any broker-dealer who may act in connection with the sale of the Shares hereunder may be deemed to be "underwriters" as that term is defined in Section 2(11) of the Securities Act, as amended.

                    MATERIAL CHANGES IN THE COMPANY'S AFFAIRS

     Since the end of the Company's last fiscal year (December 28, 1996), there have been no material changes in the business and affairs of the Company for which financial statements were included in the latest annual report to security holders and which have not previously been included in a report on Form 10-Q filed under the Exchange Act.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Part 9 of the Utah Revised Business Corporation Act (Utah Code Ann.
Section 16-10a-901, et seq.) authorizes the Company to indemnify its directors and officers under specified circumstances. The bylaws of the Company provide that the Company shall indemnify, to the extent permitted by Utah law, its directors and officers against liabilities (including expenses, judgments and settlements) incurred by them in connection with any actual or threatened action, suit or proceeding to which they are or may become parties and which arises out of their activities as directors or officers.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                     EXPERTS

     The financial statements of the Company incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-KSB for the year ended December 28, 1996, have been audited by Grant Thornton, L.L.P., independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.









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
                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution.

     The following is an itemization of all expenses (subject to future contingencies) incurred or to be incurred by the Registrant in connection with the issuance and distribution of the shares of Common Stock of the Registrant being offered hereby. All expenses are estimated.

Registration and filing fee          $    500.00
Accounting fees and expenses            5,000.00
Legal fees and expenses                10,000.00
Printing and miscellaneous              2,500.00
                                     -----------
     TOTAL                           $ 18,000.00
                                     ===========

Item 15.     Indemnification of Directors and Officers.

     Section 16-10a-901 of the Utah Revised Business Corporation Act and the Registrant's Bylaws under certain circumstances provide for the limitation of liability and indemnification of the Registrant's directors against liabilities which they may incur in the course of acting in such capacity.

     In general, under these provisions, any officer or director may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, as a result of such relationship, except in relation to matters in which such person is adjudged to be liable for his own negligence or intentional misconduct in the performance of his duty.

     Indemnification may also be granted pursuant to the terms of agreements which may be entered into in the future or pursuant to a vote of shareholders or directors. This indemnification is in addition to any other right of the indemnified person under any such contract or any law, bylaw, agreement, vote of shareholders or otherwise.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16.     Exhibits

Number                  Description

   4                    1997 USANA, Inc. Distributor's Stock Purchase Plan*
   5                    Opinion re: legality*
 23.1                   Consent of Independent Auditors*
 23.2                   Consent of counsel (included in Exhibit 5)*
 24                     Powers of Attorney (included on Signature Page)*
_________________

* Filed previously.


Item 17.     Undertakings.

     The undersigned Registrant hereby undertakes that it will:

     (1) File, during any period in which offers or sales are being made hereunder, a post-effective amendment to include any additional or changed material information on the plan of distribution.

     (2) For purposes of determining liability under the Securities Act of 1933, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, Utah on July 11, 1997.

USANA, INC.

By:    /s/ Gilbert A. Fuller
       -------------------------------------
Title: Vice President Finance, Authorized Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement Amendment has been signed by the following persons in the capacities and on the dates indicated.

      Signature                     Title                           Date
-----------------------------       --------------------------    ------------

/s/ Dr. Myron Wentz*                President/CEO and Director    July 11, 1997
-----------------------------
Myron Wentz, Ph.D.

/s/ David Wentz*                    Director                      July 11, 1997
-----------------------------
David Wentz

/s/ Dr. Suzanne Winters*            Director                      July 11, 1997
-----------------------------
Suzanne Winters, Ph.D.

/s/ Robert Anciaux*                 Director                      July 11, 1997
-----------------------------
Robert Anciaux

/s/ Gilbert A. Fuller               Vice President Finance        July 11, 1997
-----------------------------       (Chief Accounting Officer)
Gilbert A. Fuller

___________________

* /s/ Gilbert A. Fuller
_____________________________
Gilbert A. Fuller, Attorney in Fact